Exhibit 99.1

United States Oil and Gas Corp Discusses 2010 Results of Operations

AUSTIN, TX, April 25, 2011 -- United States Oil and Gas Corp, listed on the OTCQB (OTCQB: USOG), which recently filed its 2010 Annual Report on Form 10-K and its financial results for the fiscal year and quarter ended December 31, 2010, has provided additional highlights from the report.

Several key measures improved significantly during the twelve months ended December 31, 2010. The following three elements played a key role in these positive operational changes:

1.
Subsidiary operations performed well. Earnings before income taxes, interest expense, depreciation, and amortization (EBITDA) for the combined subsidiaries was $635,000 for the year ended December 31, 2010.

Subsidiary EBITDA	Balance
Net Profit	$107,000
Taxes	309,000
Depreciation and Amortization	225,000
Interest Income	(16,000)
Interest Expense	10,000
Subsidiary EBITDA	$635,000

EBITDA is a non-GAAP measure that management uses to evaluate performance. We believe that EBITDA is useful to an investor in evaluating our operating performance by removing the impact of items such as interest expense, depreciation, and amortization that can vary substantially from period to period. We separate earnings at the subsidiary level in order to remove the impact of capital structure changes, which can vary widely from period to period at the corporate level.

2.	Drastic cuts in corporate overhead costs were achieved. Corporate operating expense was cut by $353,000 (39%) for the 12 months ended December 31, 2010 over the same period in 2009.

3.	We consolidated taxes starting on August 1, 2010. This will allow losses at the Corporate-level to offset operational profits and reduce future federal tax expense by a considerable amount.

CEO Alex Tawse commented, “The progresses we have achieved on several fronts at the corporate level in 2010 have established the foundation upon which we will move the Company into the next stage of growth. Over the next year we will continue to seek opportunities to expand our business through the opening of new revenue streams at our existing subsidiaries and we will continue to build our cash resources and working capital to focus on making our business more efficient, reducing our debt and funding additional acquisitions.”

The limited information contained in this press release is not adequate information upon which to make an informed investment decision. Additional information regarding our fourth quarter and twelve month performance is available in our Annual Report on Form 10-K which we filed with the SEC, and may be found at www.sec.gov. This document will also be available on our website at www.usaoilandgas.com

About USOG

United States Oil and Gas Corp (OTCQB: USOG) is an oil and gas products, services and technology company headquartered in Austin, Texas. Through our subsidiaries, we market and distribute refined oil and gas (diesel, gasoline, propane, high octane racing fuels and lubricants) to wholesale and retail customers in the United States. We own all of the plant storage, transportation and maintenance equipment used at our locations in Plainville, Utica, and Palco, Kansas. We own and operate a gas station and convenience store in Belcourt, and hold approximately six acres of developable land in Bottineau, North Dakota. We are focused on acquiring and growing domestic mid size family-run oil and gas services businesses with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place. The company reported 2010 revenue of $24.7 million up from $9.4 million in 2009.

The Company has tried to identify any forward-looking statements contained in this press release using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements. Refer to “Item 1A – Risk Factors” in our registration on Form 10 filed with the Securities and Exchange Commission for a discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contact:
James Crimi
Investor Relations
+1-512-464-1226
investor.relations@usaoilandgas.com